NEWS RELEASE

Exhibit 99.1

Monday, November 14, 2005

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES THIRD QUARTER RESULTS AND

CONFERENCE CALL

EL PASO, Texas, November 14, 2005 — Petro Stopping Centers, L.P. today announced its operating results for the third quarter ended September 30, 2005.

FINANCIAL HIGHLIGHTS

Net revenue for the third quarter 2005 of $509.1 million was $170.9 million, or 50.5%, higher than the same period in 2004, with comparable unit revenues increasing $136.2 million, or 40.3%. A Petro Stopping Center is considered a comparable unit in 2005 if it was operated twelve months in 2004. The increase in revenue was driven primarily by a 39.8% increase in the average retail selling price per fuel gallon and increased fuel gallons sold, as well as improved non-fuel sales and the addition of four sites. Net income for the three months ended September 30, 2005 of $8.6 million was $5.1 million higher than the same period in 2004. Compared to the same period last year, EBITDA increased $5.8 million or 44.6%, to $18.9 million for the three months ended September 30, 2005. The four new truck stops added $1.5 million to EBITDA. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Secretary, will host a conference call on Tuesday, November 15, 2005 at 11:00 a.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-800-762-6568.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. As of September 30, 2005, the nationwide network of 63 locations consisted of 41 company-operated facilities and 22 franchised facilities. Petro Stopping Centers are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro offers a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck service centers, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income before interest expense, depreciation and amortization, equity in income (loss) of affiliates, less interest income. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Chief Financial Officer and Secretary

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,
	2004	2005
	(As Restated)
Net revenues:
Fuel (including motor fuel taxes)	$270,145	$431,357
Non-fuel	68,046	77,711

Total net revenues	338,191	509,068

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	257,861	410,388
Non-fuel	27,249	31,765
Operating expenses	35,357	41,749
General and administrative	4,630	6,261
Depreciation and amortization	3,880	4,239
Loss on disposition of fixed assets	33	15

Total costs and expenses	329,010	494,417

Operating income	9,181	14,651

Equity in income of affiliate	240	320
Interest income	49	66
Interest expense	(5,976)	(6,440)

Net income	$3,494	$8,597

RECONCILIATION OF NET INCOME TO EBITDA

(in thousands)

	Three Months Ended September 30,
	2004	2005
	(As Restated)
Net income	$3,494	$8,597
Add:
Interest expense	5,976	6,440
Depreciation and amortization	3,880	4,239
Less:
Equity in income of affiliate	(240)	(320)
Interest income	(49)	(66)

EBITDA	$13,061	$18,890